Exhibit 10.190

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. DEFERRED COMPENSATION PLAN FOR EXECUTIVES

Amended and Restated Effective January 1, 2005

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. DEFERRED COMPENSATION PLAN FOR EXECUTIVES

I.	NAME AND PURPOSE

The name of this plan is the Pharmaceutical Product Development, Inc. Deferred Compensation Plan for Executives (the “Plan”). Its purpose is to provide certain select management or highly compensated employees on the payroll of either Pharmaceutical Product Development, Inc. (the “Company”) or a subsidiary of the Company (the “Affiliates”) with the opportunity to defer (i) compensation earned as an employee, and (ii) shares of Company stock received upon the lapse of restrictions on restricted stock of the Company. The Plan is intended and designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to be an amendment and restatement of the predecessor plan, the Pharmaceutical Product Development, Inc. Deferred Compensation Plan (the “Prior Plan”) whose terms were frozen and grandfathered under prior law effective as of December 31, 2004.

II.	EFFECTIVE DATE

The Plan shall be amended and restated effective as of January 1, 2005.

III.	PARTICIPANTS

All employees who are officers, executive or senior vice presidents, vice presidents, and executive directors of the Company or an Affiliate who are receiving compensation in the United States from the Company or an Affiliate (“Employees”) shall be eligible to participate in the Plan. Any such Employee who elects to participate in the Plan is hereinafter called a “Participant.” Any Employee who participated in the Prior Plan as of December 31, 2004 shall automatically become a Participant in this Plan as of January 1, 2005. The Company will establish for each Participant one or more unfunded deferred compensation accounts, as specified in Articles V and VII.

IV.	DEFERRAL OF CASH COMPENSATION

A.	On or before December 31 of any year, each Employee eligible to participate shall be entitled to make an irrevocable election on the form established from time to time by the Committee (hereinafter the “Cash Compensation Deferral Agreement”) to defer receipt of all or a specified portion of the salary otherwise payable (whether or not otherwise deferred) from the Company for the following calendar year. Such election shall remain effective only for such following calendar year, and separate elections must be made with respect to each subsequent calendar years. The term “salary” as used herein shall include all cash compensation other than income from bonuses, relocation expense reimbursements, and tuition reimbursements.

B.	If a Participant wishes to defer the payment of all or a portion of a cash bonus for a particular year (whether or not he otherwise elects to defer salary), he must make a separate election. Such election will apply to the fiscal year of the Company in which the bonus is paid. Such election must be completed and returned to the Committee on or before December 31 immediately preceding the beginning of the first fiscal year of the Company during which the services with respect to which the bonus relates would be performed.

C.	For the first calendar year that an Employee becomes eligible, an Employee must complete, execute, and return to the Committee a Deferral Agreement within 30 days after the Employee becomes eligible; provided the Employee has not participated in any other nonqualified deferred compensation plan that is an account balance plan maintained by the Company. Elections under the Prior Plan with respect to salary or bonuses payable in the 2005 calendar year and with respect to bonuses payable in the 2006 calendar year, which were made on or prior to December 31, 2004 (or, to the extent applicable, prior to March 15, 2005, pursuant to the transition rules applicable to Code Section 409A), shall be recognized under the terms of this Plan in accordance with rules adopted by the Committee in lieu of being recognized under the terms of the Prior Plan.

D.	Employees may elect to defer receipt of between one and twenty-five percent of salary, other than cash bonuses, in increments of one percent. Executive directors may elect to defer receipt of between one and twenty-five percent of cash bonuses, in increments of one percent. Officers, executive vice presidents, senior vice presidents, and vice presidents may elect to defer receipt of between one and one hundred percent of cash bonuses, in increments of one percent.

E.	A Participant’s deferrals under the Plan shall be determined before a Participant’s contributions to the Pharmaceutical Product Development, Inc. Retirement Savings Plan (“RSP”). A Participant shall make separate deferral elections with respect to this Plan and the RSP.

V.	CASH COMPENSATION DEFERRAL ACCOUNTS

A.	Separate Cash Compensation Deferral Accounts shall be established and maintained for each Participant reflecting the amount deferred by the Participant in the Plan with respect to each separate plan year.

B.	At the end of each calendar quarter an amount equal to the Participant’s deferral for such quarter shall be credited to the appropriate Cash Compensation Deferral Account of such Participant to reflect the salary or bonus otherwise payable during payroll periods ending in that calendar quarter but deferred pursuant to the Plan by the Participant. Interest will be credited to the Participant’s Cash Compensation Deferral Account as of the last day of each calendar quarter based upon the balance in the Participant’s Cash Compensation Deferral Account on the first day of such quarter after reducing that Cash Compensation Deferral Account to reflect any distributions or withdrawals from such Cash Compensation Deferral

Account during such quarter and after crediting the Cash Compensation Deferral Account with fifty percent of the deferrals for such calendar quarter. Interest for each calendar quarter shall be based on the three month London Interbank Offered Rate (or similar index designated by the Committee) plus one and one-half percent (1.5%).

VI.	[RESERVED]

VII.	DEFERRAL OF RESTRICTED STOCK

A.	For purposes of this Article VII, the following terms shall be defined as follows:

Common Stock. “Common Stock” shall mean the common stock of Pharmaceutical Product Development, Inc., $0.10 par value per share.

Restricted Stock/Restricted Stock Award. “Restricted Stock” or “Restricted Stock Award” shall mean a share of restricted Common Stock that was granted to an Employee under a Stock Plan.

Restricted Stock Deferral Agreement. “Restricted Stock Deferral Agreement” shall mean the form established from time to time by the Committee that an Employee completes, executes, and returns to the Committee to defer the receipt of shares of Common Stock upon the lapse of restrictions on Restricted Stock Awards.

Restricted Stock Unit/RSU. “Restricted Stock Unit” or “RSU” shall mean units of deemed investment in shares of Common Stock in accordance with Article VII of the Plan.

Restricted Stock Unit Account/RSU Account. “Restricted Stock Unit Account” or “RSU Account” shall mean the record of a Participant’s interest in this Plan represented by the number of RSUs related to shares of Restricted Stock deferred hereunder, adjusted for distributions, withdrawals, and other similar activities as provided in the Plan.

Stock Plan. “Stock Plan” shall mean collectively the equity incentive plans adopted by the company from time to time or under which the Company has Restricted Stock Awards outstanding, and individually, such equity incentive plan governing any particular Restricted Stock Award.

B.	The provisions of this Article VII shall apply to all deferral elections made in compliance with this Article VII. All Employees who receive a Restricted Stock Award under a Stock Plan of the Company after the effective date of this Plan whose agreement provides that the recipient may elect to defer the receipt of such Restricted Stock Award are permitted to make deferral elections with respect to such Restricted Stock Awards under this Plan by following the provisions of this Article VII.

C.	Eligible employees who elect to defer Restricted Stock Awards must enter into an irrevocable Restricted Stock Deferral Agreement, in the form approved by the Committee, which provides for the exchange of shares of Restricted Stock for Restricted Stock Units. A Restricted Stock Deferral Agreement must be filed: (i) within 30 days of the date that a Restricted Stock Award is granted, provided that the earliest that any restriction imposed on any portion of such award shall lapse is at least 13 months from the date that the Restricted Stock Award is granted; (ii) pursuant to the terms of Section VIII.C, treating the date that any restriction imposed on any portion of a Restricted Stock Award first lapses as the original time of payment; or (iii) in the event that neither (i) or (ii) applies, prior to the date that a Restricted Stock Award is granted.

D.	Each Restricted Stock Deferral Agreement shall set forth: (a) the number of shares of Restricted Stock to be deferred; (b) the date of grant of such shares of Restricted Stock; (c) the date or dates on which the restrictions imposed on such shares of Restricted Stock lapse; (d) the date on which the Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account shall become payable; and (e) whether distribution of the Restricted Stock Units shall be in installments or in a lump sum; and (f) any other item determined to be appropriate by the Committee. Participants agree to execute any form that may be required by the Company’s stock transfer agent with respect to book-entry or certificated shares. If the shares are not held in book-entry format by the Company’s stock transfer agent, eligible Employees deferring Restricted Stock Awards must also tender the certificates for the shares of Restricted Stock with respect to which the Restricted Stock Deferral Agreement is being entered into at the time the Restricted Stock Deferral Agreement is tendered.

E.	The effective date of the deferral of Restricted Stock hereunder is the close of business on the business day on which the Committee, or its designee, receives the Restricted Stock Deferral Agreement, and if the shares of Restricted Stock are not held in book-entry format, the certificates for the shares of Restricted Stock, along with any properly completed and executed stock powers that may be requested by the Committee.

F.	Until the date specified in the Participant’s Restricted Stock Deferral Agreement as the date on which restrictions on the shares of Restricted Stock will lapse, RSU’s credited to such Participant’s Restricted Stock Unit Account upon the deferral of such shares of Restricted Stock shall remain subject to forfeiture under the provisions of the Stock Plan and any related Restricted Stock Award agreement in the same manner as the shares of Restricted Stock deferred hereunder. The RSU’s will be subject to restrictions identical to the restrictions on the shares of Restricted Stock deferred hereunder, and the restrictions on the RSU’s shall lapse, if at all, at the same time and in the same manner that the restrictions on the shares of Restricted Stock would have lapsed had the participant not made a deferral election.

G.	For each Participant electing to defer Restricted Stock, upon the effective date of the deferral, a RSU Account will be established by the Company, reflecting one RSU for each Restricted Stock share deferred hereunder. A subaccount representing cash equal to the earnings credited to the RSU Account with respect to dividend equivalents and interest thereon as calculated pursuant to Section V.B hereof, will also be established, unless the Participant has elected to receive earnings attributable to RSU’s currently, and not on a deferred basis, pursuant to Section VII.J hereof. Earnings will be credited to the Participant’s cash subaccount as follows: on each date on which the Company pays a dividend on its Common Stock, an amount equal to such dividend will be credited to the Participant’s Account with respect to each RSU. Then, an additional amount will be credited to the Participant’s cash subaccount to reflect earnings pursuant to Section V.B. hereof to reflect earnings on the dividend equivalents from the time they were credited to the cash subaccount hereunder.

H.	In the event of a stock dividend, split-up, or combination of the Common Stock, merger, consolidation, reorganization, or recapitalization affecting the Common Stock, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Article VII, then the Committee may make appropriate adjustments to the number of Share Units credited to any RSU Account. The determination of the Committee as to such adjustments, if any, shall be binding and conclusive.

I.	Restricted Stock Units shall be distributed in the form of Common Stock. Distributions from a Participant’s RSU Account and related RSU cash subaccount pursuant to Article VIII hereof will be computed as follows: with respect to the Participant’s RSU Account, one share of Common Stock will be distributed for each RSU credited to such RSU Account; and with respect to the Participant’s RSU cash subaccount, cash in the amount credited to such subaccount will be paid to the Participant.

J.	A Participant may elect to receive earnings attributable to the Participant’s RSU cash subaccount currently, and not on a deferred basis, by indicating such an election on the Participant’s Restricted Stock Deferral Agreement. If such an election is made, the Participant will receive in cash on each date on which the Company pays a dividend on its shares of Common Stock an amount equal to such dividend with respect to each RSU in the Participant’s RSU Account. Such payment shall be made in lieu of crediting any amount to the Participant’s RSU cash subaccount pursuant to Section VII.G hereof, and such Participant’s RSU cash subaccount will be deemed to be “zero” for all purposes under the Plan.

VIII. METHOD	OF DISTRIBUTION OF DEFERRED COMPENSATION

A.	At the time a Participant executes each separate Cash Compensation Deferral Agreement or Restricted Stock Deferral Agreement, the Participant shall duly designate, execute, and file with the Committee on that Cash Compensation

Deferral Agreement, Restricted Stock Deferral Agreement, or other appropriate form designated by the Committee, the date upon which the entire amount of the applicable Cash Compensation Deferral Account and/or Restricted Stock Unit Account shall become payable. In the event of the Participant’s termination of employment following the attainment of age 55 and the completion of 10 years service (a “qualified termination event”), a Participant may designate separately with respect to each Cash Compensation Deferral Account and/or Restricted Stock Unit Account that payment of each such Cash Compensation Deferral Account and/or Restricted Stock Unit Account commence upon (a) a date certain specified by the Participant that is at least two (2) years following the effective date of the deferral related to that Cash Compensation Deferral Account and/or Restricted Stock Unit Account but not more than 10 years after the termination of employment from the Company or an Affiliate, or (b) the date of the Participant’s termination of employment. In the event of the Participant’s termination of employment prior to attaining the age of 55 and completing ten (10) years of service, the balance of all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be paid in a lump sum within 30 days of the date of the Participant’s termination of employment. Notwithstanding anything in this Section VIII.A to the contrary, (i) in the event of a Participant’s death, the balance of all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed pursuant to the terms of Article X; (ii) in the event of a Participant’s Disability (as defined hereinafter), the balance of all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed pursuant to the terms of Article XI; (iii) in the case of a Participant who is a “key employee,” no distribution shall be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant). For purposes of subsection (iii) of this Section VIII.A, the distribution restriction shall apply during a given calendar year with respect to any Participant who is identified as being a “key employee” (as defined in Code Section 416(i), without regard to paragraph (5) thereof) during the twelve-month period ending on September 30th of immediately preceding calendar year.

B.	The Participant shall make a separate election of one of the following forms of payment for the distribution of the balance of each of the Participant’s separate Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts upon a qualified termination event:

(i)	Lump Sum. In the event a Participant elects a single sum payment with respect to a given Cash Compensation Deferral Account and/or Restricted Stock Unit Account, the amount of the Participant’s Cash Compensation Deferral Account and/or Restricted Stock Unit Account shall be paid on the first business day of the year following the calendar year during which the Participant’s qualified termination event occurs. The Participant shall receive a single sum cash payment equal to the amount credited to his Cash Compensation Deferral Account and/or the number of Restricted Stock Units credited to his Restricted Stock Unit Account.

(ii)	Installments. In the event a Participant elects installment payments with respect to a given Cash Compensation Deferral Account and/or Restricted Stock Unit Account, the Participant shall receive the amount credited to his given Cash Compensation Deferral Account and/or Restricted Stock Unit Account in ratable semi-annual installments payable over a period of 5, 10, or 15 years as elected by such Participant; provided however, that in no event may any semi-annual installment (except the last installment) be in an amount of less than $2,000 (or such other amount the Committee may specify); and provided further, that in the event the installment period elected by the Participant would otherwise result in one or more semi-annual installments of less than $2,000, then such installment period may be automatically shortened by the Committee to the extent necessary to assure that each such installment (except for the last one) will be an amount of not less than $2,000. Such semi-annual installments shall commence as of the first business day coinciding with or next following the January 1 or July 1 immediately following the Participant’s qualified termination event, and be payable throughout the installment period to the Participant as of the first business day coinciding with or next following each January 1 and July 1 thereafter. In the event a Participant (a) terminates employment before attaining age 55 and completing 10 years of service with the Company or an Affiliate, (b) terminates employment under circumstances deemed by the Committee to be detrimental to the Company, or (c) becomes employed by a competitor of the Company, then the Committee shall, notwithstanding any installment election made by the Participant, pay the amount the Participant has remaining in each of his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts, in a lump sum payment within 30 days of such event. In the event that subsection (iii) of Section VIII.A applies, then the commencement of any installment payment shall be delayed and the amounts otherwise payable shall be paid pursuant to the terms of the installment payment election after the six (6) month delay.

C.	A Participant may change his elections under Section VIII.A or Section VIII.B above at any time by duly completing, executing, and filing with the Committee his new election in an appropriate form designated by the Committee with respect to a given Cash Compensation Deferral Account and/or Restricted Stock Unit Account; provided however, (i) that for any such change of election to be effective, twelve (12) months must pass between the first day of the first month following the date on which the Participant duly makes the change of election and the date on which distribution of any portion of such Cash Compensation Deferral Account and/or Restricted Stock Unit Account is first to become payable after taking the change of election into account; and (ii) any such change of election with respect to any distributions other than upon death, Disability, or Unforeseeable Emergency (as hereinafter defined) must defer the first payment from such Cash Compensation Deferral Account and/or Restricted Stock Unit Account for at least five (5) years from the date such payment would otherwise have been made pursuant to the Participant’s then current deferral election. In the event a Participant has not made an election under Section VIII.A or Section VIII.B, then the Participant shall be treated as having a qualified termination event on the date of the Participant’s termination of employment under Section VIII.A above; and a form of payment of a lump sum under Section VIII.B above.

D.	At any time a Participant may withdraw all or any fixed dollar portion of any of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts by duly completing, executing, and filing with the Committee the appropriate form designated by the Committee establishing that the Participant has incurred an unforeseeable emergency (an “Unforeseeable Emergency”). An Unforeseeable Emergency is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by the cessation of deferrals under this Plan. The Committee, in its sole and absolute discretion, shall determine whether the Participant has suffered an Unforeseeable Emergency justifying a withdrawal and the amount of any such withdrawal, pursuant to the terms of this section.

E.	Notwithstanding the foregoing provisions of this Article VIII, upon a Change in Control, the Plan will: (i) continue without change; or (ii) if the Board of Directors of the Company so elects in its sole and absolute discretion, be terminated and each Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be distributed as a lump sum within 60 days following the election to terminate the Plan. Provided, however, any such election by the Board of Directors of the Company to terminate the Plan and distribute each Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be made within the 30 days preceding or the 12 months following the Change of Control event, and distributions shall be completed within 12 months of the Change of Control event. Upon payment under this Section VIII.E, the obligation of the Plan and the Company to the Participant shall be fully satisfied and completely discharged, and the Participant shall be permanently barred from further participation in the Plan. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred only upon a “change in ownership,” “change in effective ownership,” or “change in ownership of substantial assets” (as such concepts are defined for purposes of Code Section 409A), summarized as follows:

(i)	a “change in ownership” occurs on the date that any one person, or more than one person acting as a group acquires ownership of the stock of the

Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(ii)	a “change in effective ownership” occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; and

(iii)	a “change in ownership of substantial assets” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (i.e., the value of the assets determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

F.	Notwithstanding the foregoing provisions of this Section VIII and elections made by a Participant thereunder:

(i)	if any distribution or withdrawal under the Plan to a Participant who is a “Covered Employee” (as defined herein) from his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts will result in any portion of the distribution or withdrawal (or any other amount paid by the Company to such Participant during the same Plan Year) not being tax deductible by reason of Code Section 162(m), then such distribution or withdrawal shall be deferred until the earliest to occur of: (a) the calendar year following the Participant’s year of termination of employment, (b) the first calendar year in which such Participant is no longer a “Covered Employee,” or (c) such later date designated by the Committee in its sole and absolute discretion, and such Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall continue to accrue interest and have investment returns measured in accordance with the terms of this Plan until such date (for purposes of this paragraph, “Covered Employee” shall mean at any date (a) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m); provided, however, that the term “Covered Employee” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any distribution or withdrawal hereunder, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (b) any individual who is designated by the Committee, in its discretion, at the time of any distribution or withdrawal, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable distribution or withdrawal will be paid);

(ii)	if any distribution or withdrawal under the Plan to a Participant shall violate any securities laws, loan covenants, or other similar legal or contractual requirements, then such distribution or withdrawal shall be deferred until condition is no longer exists, and the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall continue to accrue interest and have investment returns measured in accordance with the terms of this Plan until such date; and

(iii)	with respect to any Participant, an acceleration of the time or schedule of any distribution or withdrawal under this Plan shall be allowed with respect to any situation permitted under Code Section 409A and the regulations thereunder.

G.	Any amounts debited from a Participant’s Cash Compensation Deferral Account and/or Restricted Stock Unit Account by reason of a distribution, withdrawal, or otherwise under this Article VIII, shall be debited from such Cash Compensation Deferral Account and/or Restricted Stock Unit Account as the case may be, and such other accounts, subaccounts, or other allocations in the same proportion that the amount in all of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts has been credited at the time such debit is made, as determined by the Committee.

IX.	[RESERVED]

X.	DISTRIBUTION UPON DEATH

Notwithstanding anything contained in Section VIII.A or Section VIII.B to the contrary, if any Participant dies before receiving all amounts credited to each of his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts, the unpaid amounts in the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts shall be paid as follows: (i) if the death occurs on or after the Participant has attained age 55 and completing ten (10) years of service, then the death benefit shall be payable pursuant to the terms of Article VIII hereof, treating the date of death as being the Participant’s qualified termination event; or (ii) if the death of the Participant occurs prior to the Participant attaining age 55 and completing ten (10) years of service, then the death benefit shall be payable on the first business day coinciding with or next following the 30th day following the date of death in the form elected under Section

VIII.B. Any death benefit payable under this Article X shall be paid to the Participant’s beneficiary or beneficiaries in accordance with the last effective beneficiary designation form filed by the Participant with the Committee. Each Participant shall file with the Committee a form indicating the person, persons, or entity who is to receive the Participant’s benefits under the Plan if he dies before receiving all the balances in his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. A Participant’s beneficiary designation may be changed at any time prior to his death by execution and delivery of a new beneficiary designation form. If a Participant has failed to designate a beneficiary or no designated beneficiary survives the Participant, payment shall be made in a lump sum to the Participant’s surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a beneficiary shall be payable to the executor or personal representative of the Participant’s estate. A beneficiary who fails to survive a Participant by at least 10 days shall be deemed to have predeceased the Participant.

XI.	EFFECT OF DISABILITY OF PARTICIPANT

Notwithstanding anything contained in Section VIII.A or Section VIII.B to the contrary (except for the distribution restriction described in subsection (iii) of Section VIII.A. that will continue to apply), in the event of the Disability of a Participant, all amounts credited to each of the Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts, and remaining unpaid on the date of the onset of the Disability shall be paid to the Participant as follows: (i) if the Disability occurs on or after the Participant has attained age 55 and completing ten (10) years of service, then the disability benefit shall be payable pursuant to the terms of Article VIII hereof, treating the date of the onset of the Disability as being the Participant’s qualified termination event; or (ii) if the Disability of the Participant occurs prior to the Participant attaining age 55 and completing ten (10) years of service, then the disability benefit shall be payable on the earlier of the attainment of age 55 and completing ten (10) years of service or the cessation of benefit payments to the Participant under any Company long-term disability plan, in the form elected under Section VIII.B. For purposes of this Article XI of the Plan, “Disability” shall mean (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under the long-term disability plan of the Company.

XII.	BENEFIT PLAN

A.	The amount of each Participant’s compensation which he elects to defer under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a pension plan or retirement plan (qualified under Code Section 401(a)), but shall be deemed to be compensation for purpose of calculating the amount of a Participant’s amount of life insurance under a Company-supplied life insurance plan, the basis for establishing disability payments under a disability plan, or the basis or amount for any other Company-supplied benefit plan where the benefits are based upon an employee’s compensation.

B.	Notwithstanding anything contained herein to the contrary, with respect to any benefit plan under which an Employee’s contribution is based on the Employee’s compensation, the amount of the Participant’s contribution to any such plan shall not take into account the amount of the Participant’s compensation deferred under this Plan unless otherwise so specifically provided in such plan.

C.	No amount distributed to a Participant from a Participant’s Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts under this Plan shall be deemed to be compensation with respect to a Participant’s entitlement to benefits under any employee benefit plan established by the Company for its employees unless otherwise specifically provided in such plan.

XIII. PARTICIPANT’S RIGHTS

Establishment of the Plan shall not be construed to give any Participant the right to be retained in the Company’s or an Affiliate’s service or to any benefits not specifically provided by the Plan. A Participant shall not have any interest in the deferred compensation and earnings credited to his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts until such accounts are distributed in accordance with the Plan. All amounts deferred or otherwise held for the account of a Participant under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred or otherwise held for the account of a Participant, the Participant is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way. At its discretion, the Company may establish one or more grantor trusts to assist the Company in accumulating the funds needed to meets its obligation under the Plan.

In case the claim of any Participant or beneficiary for benefits under the Plan is denied, the Committee shall provide adequate notice in writing to such claimant, setting forth the specific reasons for such denial. The notice shall be written in a manner calculated to be understood by the claimant. The Committee shall afford a Participant or beneficiary whose claim for benefits has been denied 60 days from the date notice of such denial is delivered or mailed in which to appeal the decision in writing to the Committee. If the Participant or beneficiary appeals the decision in writing within 60 days, the Committee shall review the written comments and any submissions of the Participant or beneficiary and render its decision regarding the appeal all within 60 days of such appeal.

XIV. NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged, or encumbered, or be subject in any manner to alienation or anticipation. No Participant may borrow against his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. No Account and/or Restricted Stock Unit Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

XV. STATEMENT OF ACCOUNT

Statements will be sent to Participants within 60 days after the end of each calendar quarter as to the balance in their Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts as of the end of such calendar quarter.

XVI. ADMINISTRATION

The Administrator of the Plan shall be the Benefits Administrative Committee of the Company or any successor committee (the “Committee”). The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe, and implement the provisions thereof. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

XVII. AMENDMENT AND TERMINATION

The Plan may, at any time, be amended or modified by the Board of Directors of the Company. The Board of Directors of the Company may terminate the Plan and distribute all benefits accrued hereunder only: (i) if the termination is in connection with a Change in Control pursuant to the terms of Section VIII.E, within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); or (ii) if all nonqualified deferred compensation plans that are account balance plans maintained by the Company are terminated, no payments are made within 12 months of the termination of the Plan (other than those that would have been paid absent the termination), all payments are made within 24 months of the termination of the Plan, and the Company does not adopt another nonqualified deferred compensation plan that is an account balance plan for a period of five (5) years following the date of the termination of the Plan. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant’s right to receive amounts previously accrued in his Cash Compensation Deferral Accounts and/or Restricted Stock Unit Accounts. Furthermore, unless explicitly provided otherwise, no amendment, modification, or termination of this Plan shall affect the Prior Plan whose terms were frozen and grandfathered under prior law effective as of December 31, 2004.

XVIII. GENERAL PROVISIONS

A.	Notices. All notices to the Committee hereunder shall be delivered to the attention of the Secretary of the Committee. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

B.	Controlling Law. Except to the extent superseded by federal law, the laws of the state of North Carolina shall be controlling in all matters relating to the Plan.

C.	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

D.	Captions. The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning of construction of any of its provisions.

E.	Action by the Company. Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or any person or persons authorized by resolution of its Board of Directors.

F.	Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

G.	Withholding Payroll Taxes. To the extent required by the laws in effect at the time amounts are deferred or deferred compensation payments are made, the Company shall withhold (from other compensation in the case of deferrals) any taxes required to be withheld for federal, state, or local government purposes.

H.	Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan shall remain in full force and effect.

I.	No Strict Construction. No rule of strict construction shall be applied against the Company, the Board of Directors, Committee, or any other person in the interpretation of any of the terms of the Plan or any rule or procedure established by the Company or Committee.

J.	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its Affiliates and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

XIX.	UNFUNDED STATE OF THE PLAN

Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of the Company, or at the discretion of the Company, such payments shall be made from a grantor trust established by the Company. All accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

IN WITNESS WHEREOF, Pharmaceutical Product Development, Inc. has caused its corporate seal to be hereunto affixed and has caused its name to be signed hereto by its Chief Executive Officer and attested by its Secretary, pursuant to due authority of its Board of Directors as of this 1st day January, 2005.

By:	/s/ Fredric N. Eshelman
Chief Executive Officer Pharmaceutical Product Development, Inc.

(Corporate Seal)

Attest:

/s/ B. Judd Hartman
Secretary